Exhibit 3.280

CERTIFICATE OF MERGER

MERGING

ROYAL STREET BTA 262, LLC

(a Delaware Limited Liability Company)

WITH AND INTO

METROPCS NETWORKS CALIFORNIA, LLC

(a Delaware Limited Liability Company)

Pursuant to the Delaware Limited Liability Company Act (the “DLLC”), MetroPCS Networks California, LLC, a Delaware limited liability company (“Company”), certifies as follows:

FIRST:  The name and state of jurisdiction of formation of each of the constituent corporations that are to merge are as follows:

Name	State of Domicile

Royal Street BTA 262, LLC	Delaware

MetroPCS Networks California, LLC	Delaware

SECOND:  An Agreement and Plan of Merger (the “Merger Agreement”) between Company and Royal Street BTA 262, LLC, a Delaware limited liability company (“BTA 262”) and collectively with, Company, the “Constituent Limited Liability Companies”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Limited Liability Companies in accordance with the provisions of Section 18-209 of the DLLC providing for the merger of BTA 262 with and into Company, with Company being the surviving entity (the “Merger”).

THIRD:  The name of the surviving limited liability company of the Merger is MetroPCS Networks California, LLC.

FOURTH:  The certificate of formation of Company in effect immediately prior to the Merger will not be amended, restated or otherwise affected by the Merger and will be the certificate of formation of Company until such time as it may be amended, modified or otherwise changed in accordance with applicable law.

FIFTH:  The executed Merger Agreement is on file at the principal place of business of Company, the address of which is 2250 Lakeside Blvd., Richardson, Texas 75082.

SIXTH:  A copy of the Merger Agreement will be furnished by the Company, on request and without cost, to any stockholder of the Constituent Corporations.

SEVENTH:  The Merger will become effective at the time of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by its duly authorized representative on December 23, 2010.

MetroPCS California, LLC

By:	/s/ Roger D. Linquist
Roger D. Linquist
President and Chief Executive Officer